KOPIN ANNOUNCES PRICING OF $8 MILLION UNDERWRITTEN OFFERING

WESTBOROUGH, Mass.-- March 15, 2019 -- (BUSINESS WIRE)-- Kopin Corporation (Nasdaq: KOPN), a leading developer of innovative wearable computing technologies and solutions, today announced the pricing of an underwritten public offering of 7,272,727 shares of its common stock at an offering price of $1.10 per share, and for gross proceeds of approximately $8 million. All shares of common stock sold in the offering are being sold by Kopin. In addition, Kopin has granted the underwriters a 30-day option to purchase up to an aggregate of an additional 1,090,909 shares of its common stock offered at the public offering price to cover overallotments, if any.
Kopin intends to use the net proceeds from the offering for general corporate purposes, including working capital.
Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS) acted as sole book running manager in connection with the public offering.
The offering is made pursuant to an effective shelf registration statement (File No. 333-228549) declared effective by the Securities and Exchange Commission on December 14, 2018. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC's website located at http://www.sec.gov. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from Ladenburg Thalmann & Co., Attn: Prospectus Department, 277 Park Ave, 26th floor, New York, NY 10172 or by calling 212-409-2080.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About Kopin
Kopin Corporation is a leading developer and provider of innovative wearable technologies and critical components for integration into wearable computing systems for military, industrial and consumer products. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, voice-interface and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, all statements relating to the expected use of the net proceeds from the offering of common stock. Words such as “expects,” “intends,” “would,” “may” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. Forward-looking statements are based on Kopin’s current expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. Such risks and uncertainties can be found in Kopin’s filings with the SEC under the caption “Risk Factors,” including its most recent annual report on Form 10-K available at the SEC’s website at www.sec.gov.